EXHIBIT 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON SELECTED FINANCIAL DATA
To the Board of Directors and the Shareholders of
The Goldman Sachs Group, Inc.:
     We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of The Goldman Sachs Group, Inc. and subsidiaries (the “Company”) at December 31, 2010 and December 31, 2009, and for the fiscal years ended December 31, 2010, December 31, 2009 and November 28, 2008 and for the one-month period ended December 26, 2008 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, and in our report dated February 28, 2011, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s consolidated statements of financial condition at November 28, 2008, November 30, 2007 and November 24, 2006, and the related consolidated statements of earnings, changes in shareholders’ equity, cash flows and comprehensive income for the years ended November 30, 2007 and November 24, 2006 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected financial data for the fiscal years ended December 31, 2010, December 31, 2009, November 28, 2008, November 30, 2007 and November 24, 2006 and the income statement data and common share data for the one-month period ended December 26, 2008 appearing on page 204 in Part II, Item 8 of this Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.
/s/ PricewaterhouseCoopers LLP
New York, New York
February 28, 2011